Exhibit 99.1

SiriusXM Reports Fourth Quarter and Full Year 2021 Results

•SiriusXM’s 2021 Revenue Reaches a Record $8.70 Billion; an Increase of 8% Compared to 2020
•Full-Year 2021 Net Income Climbs to $1.31 Billion; Diluted EPS of $0.32
•Record Full-Year 2021 Adjusted EBITDA of $2.77 Billion, an Increase of 8% Year-Over-Year
•Company Exceeds All 2021 Financial & Operating Guidance; Issues New 2022 Guidance
•Announces a Special Dividend of $0.25 per Share, Returning an Additional $1 Billion to Stockholders

NEW YORK – February 1, 2022 – SiriusXM today announced fourth quarter and full-year 2021 operating and financial results, including revenue of $2.28 billion and $8.70 billion, respectively, an increase of 4% and 8%, compared to the prior year periods. The company recorded net income of $318 million and $1.31 billion in the fourth quarter and full-year 2021, respectively, compared to $(677) million and $131 million in the prior year periods. The fourth quarter and full year 2020 was impacted by a $976 million non-cash impairment charge associated with Pandora. Net income per diluted common share was $0.08 and $0.32 in the fourth quarter and full year 2021, respectively.

Adjusted EBITDA reached a new record of $2.77 billion in 2021, climbing 8% from $2.58 billion in 2020.

"2021 was an outstanding year across the board. We added more than one million net new SiriusXM self-pay subscribers for the tenth time in the past 11 years; this growth continues to be sustained by a fifth straight year of improving churn. Once again we outperformed all of 2021’s public guidance, and now our strong financial position enables us to declare a special cash dividend to our stockholders," said Jennifer Witz, Chief Executive Officer of SiriusXM.

“Our performance last year is a testament to our strong execution – and staying true to our vision of connecting listeners to the content they love. We collaborated with renowned and emerging creators across our platforms to deliver curated premium content both in- and out-of-car; and delivered value to our advertisers with effective solutions to reach a massive audience of more than 150 million listeners,” added Witz.

BUSINESS AND CONTENT UPDATE

New vehicle penetration reaches 82% in 2021. SiriusXM’s hardware was incorporated into approximately 82% of new vehicles sold in the United States in 2021, up from approximately 78% in 2020. The company exited 2021 with just over 25% of SiriusXM-equipped vehicles sold in the fourth quarter 2021 incorporating 360L, the company’s platform that combines streaming and satellite-delivered content for an enhanced consumer experience.

Expanding content and delivering exclusive live performances. SiriusXM continues to add compelling and timely content across music genres, talk, entertainment, sports and comedy. SiriusXM’s Small Stage Series featured intimate shows with Alicia Keys, Ed Sheeran, The Go-Go’s, H.E.R., J. Cole, Jason Aldean and more. SiriusXM also launched new exclusive artist channels showcasing the music of Alicia Keys, David Bowie, J Balvin, ABBA and Neil Young. The company agreed to a multi-year extension of its broadcasting agreement with the PGA TOUR. SiriusXM teamed up with Apple and Discovery, adding 12-month subscriptions to both Apple Music and discovery+ to the list of benefits for new and existing SiriusXM subscribers of the Platinum VIP plan. SiriusXM joined with Audible to create Chapter and Verse, a new monthly series on Pandora, SiriusXM and the SXM App. The company continued to build upon the success of its SiriusXM House Campaign with a holiday spot featuring Dave Grohl, Bebe Rexha, Jeff Lewis and Kehlani. Pandora launched new programming including its biggest-ever Artist Takeover with U2, created a special Hip-Hop Forever station, and presented new Pandora-produced virtual events featuring Jason Aldean, Alessia Cara, and Finneas. It also launched a new multimedia national brand campaign, Just Press Play, featuring longtime Pandora listener and enthusiast DJ Khaled.

Podcast business attaining significant scale. Stitcher continues to attract the biggest names in podcasting, this year adding the chart-topping Crime Junkie to its ranks, as well as the rest of the leading Audiochuck network. Crime Junkie adds to a growing collection of popular podcasts distributed and monetized by Stitcher, including Oprah’s Super Soul, Freakonomics Radio, Office Ladies, Your Mom’s House, Hidden Brain, and Conan O’Brien Needs a Friend.

SXM Media continues to innovate and improve upon its leading ad tech solutions. Yesterday, SXM Media, SiriusXM’s advertising sales organization, announced the introduction of AudioID, powered by AdsWizz, a first-to-market listener identity solution offering marketers new avenues to reach, target, and connect with consumers at scale with embedded privacy protection. AudioID is the most recent example of SiriusXM’s investment in audio ad technology that is expected to simplify the process of buying effective advertising across satellite radio, streaming music, and podcasts.

SPECIAL DIVIDEND DECLARED

SiriusXM today announced that its Board of Directors declared a special cash dividend of $0.25 per share, payable on February 25, 2022, to stockholders of record as of the close of business on February 11, 2022. The total amount of the special cash dividend is expected to be approximately $1 billion.

This special dividend is in addition to the regular quarterly cash dividend that SiriusXM’s Board declared on January 26, 2022. SiriusXM increased its regular quarterly cash dividend by 50% in October 2021.

With this action, SiriusXM’s Board of Directors will have returned approximately $18.37 billion of cash to its stockholders since December 2012, $15.87 billion through the repurchase of its common stock, $1.17 billion through regular quarterly dividends, and $1.33 billion through two special dividends. SiriusXM first initiated a regular quarterly dividend in November 2016, and has for five years in a row increased this regular quarterly dividend.

The declaration and payment of dividends is at the discretion of SiriusXM’s Board of Directors in accordance with applicable law after considering various factors, including the company’s financial condition, operating results, current and anticipated cash needs, limitations imposed by the company’s indebtedness, legal requirements, and other factors that the Board of Directors deems relevant.

ADDITIONAL FINANCIAL UPDATE

"Today’s announcement of a $0.25 per share special dividend to our stockholders, in addition to last fall’s 50% increase in our regular quarterly dividend, is made possible by our outstanding cash generation and flexible balance sheet, and it reflects our continued confidence in SiriusXM’s strong operating performance," said Sean Sullivan, Executive Vice President and Chief Financial Officer of SiriusXM.

“SiriusXM continues to invest aggressively to grow our business, both organically and inorganically. We also plan to continue repurchases of our common stock, which in the fourth quarter totaled $343 million. Pro forma for the special cash dividend the Board of Directors declared today, we ended 2021 at approximately 3.5x net debt to adjusted EBITDA, consistent with the range we have articulated,” added Sullivan.

The Company's total share repurchase authorization stands at $18 billion. As of January 28, 2022, the company had approximately $2.0 billion of remaining authorization. Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The Company will fund the repurchases through cash on hand, future cash flow from operations, and future borrowings.

2022 GUIDANCE
The Company issued full-year 2022 guidance for self-pay net subscriber additions, revenue, adjusted EBITDA, and free cash flow as follows:

•SiriusXM self-pay net subscriber additions of approximately 500,000,
•Total revenue of approximately $9.0 billion,

•Adjusted EBITDA of approximately $2.8 billion, and
•Free cash flow of approximately $1.55 billion.

FULL YEAR 2021 SEGMENT HIGHLIGHTS

Sirius XM Holdings operates two complementary audio entertainment businesses — SiriusXM and Pandora. Further information regarding these two segments will be contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2021. The financial and operating highlights below exclude the impact of legal settlements and reserves and share-based payment expense.

SIRIUSXM SEGMENT

•Self-Pay Subscribers Reach a Record-High 32.0 Million. SiriusXM added 1,152,000 net new self-pay subscribers for the full year 2021, a 27% increase from the 909,000 added in 2020, and ended 2021 with record high 32.0 million self-pay subscribers. Paid promotional subscribers decreased by 1,833,000. Continuing impacts of new vehicle trial structures with certain automakers as well as lower vehicle shipments due to reported semiconductor supply shortages contributed to negative paid promotional net additions during the year. Total subscribers were 34.0 million. The total SiriusXM funnel of trial subscribers stood at approximately 6.8 million at the end of 2021, down from approximately 8.4 million at the end of 2020 driven by shorter trial terms and lower vehicle sales. Self-pay monthly churn for the year improved approximately 5 basis points to 1.6% from 1.7% in 2020.

•SiriusXM Revenue Increased 4% to $6.62 Billion. Full year 2021 revenue grew 4% to $6.62 billion compared to the full year of 2020. This growth was driven by a 5% increase in SiriusXM’s average revenue per user (ARPU) to $14.76 and a 4% increase in SiriusXM self-pay subscribers, partially offset by the effects of a lower number of paid trial subscribers.

•Gross Profit Increased 3% to $4.03 Billion and Gross Margin Remains Stable. Total cost of services at SiriusXM increased by 7% to $2.59 billion for the full year compared to 2020. Gross profit at SiriusXM totaled $4.03 billion, an increase of 3% compared to 2020, producing a gross margin of 61%, a 1 percentage point decrease from the prior-year driven by increased content spend.

PANDORA SEGMENT
•Advertising Revenue Increased 30% to $1.54 Billion. Full year ad revenue at the Pandora segment, which includes off-platform results, increased by 30% year-over-year to $1.54 billion. Ad revenue was boosted by strong monetization of $102.74 per thousand hours at Pandora, compared to $79.24 from the prior year. Ad revenue also benefited from the acquisition of Stitcher in the fourth quarter of 2020.

•Growing Off-Platform and Podcasting Revenue. In 2021, Stitcher and the company's off-platform advertising businesses contributed $348 million of revenue, representing nearly 23% of the segment's total revenue. Off-platform revenue, excluding Stitcher, increased approximately $60 million or 36% compared to 2020.

•Total Advertising-Supported Listener Hours of 11.55 Billion. Monthly Active Users (MAUs) at Pandora were 52.3 million in 2021, down from 58.9 million in the prior year. Total ad-supported listener hours were 11.55 billion in 2021, down from 12.50 billion in 2020. Average monthly hours per ad-supported active user were 19.9 in 2021, up from 19.4 in 2020.

•Self-Pay Subscribers Increase Modestly. Self-pay subscribers to the Pandora Plus and Pandora Premium services increased by 45,000 in 2021 to end the period with 6.3 million.

•Gross Profit Grew 30%. Subscriber revenue increased by 3%, advertising revenue increased by 30% and total cost of services increased by 18% during 2021. This resulted in gross profit in the Pandora segment of $743 million, up 30% over 2020, and produced a gross margin for the year of 36%, up 6% from prior year.

Subscriber acquisition costs decreased by 10% to $325 million in 2021 compared to the prior year. Lower subsidies from contract improvements with certain automakers and lower costs resulting from the semiconductor supply shortages in 2021 resulted in reduced subscriber acquisition costs. Sales and marketing costs increased by 12% to $998 million in 2021 compared to the prior year, boosted by increased performance marketing and a new nationwide ad campaign promoting SiriusXM. Engineering, design and development costs rose 4% to $229 million, and general and administrative expenses increased by 2% to $451 million in 2021.

Free cash flow was $1.831 billion, up approximately 10% from the prior year, primarily due to insurance recoveries associated with the SXM-7 satellite failure and the growth in cash generated by operations, partially offset by higher satellite capital expenditures and a decrease in deferred revenue driven by a shift to shorter term self-pay and trial subscriptions as well as free trials at certain automakers.

FOURTH QUARTER AND FULL YEAR 2021 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions, except per share data)	2021	2020	2021	2020
Revenue:	(Unaudited)	(Unaudited)
Subscriber revenue	$1,696	$1,615	$6,614	$6,372
Advertising revenue	495	474	1,730	1,340
Equipment revenue	53	60	201	173
Other revenue	38	40	151	155
Total revenue	2,282	2,189	8,696	8,040
Operating expenses:
Cost of services:
Revenue share and royalties	698	662	2,672	2,421
Programming and content	152	130	559	481
Customer service and billing	130	122	501	481
Transmission	64	48	218	177
Cost of equipment	5	6	18	19
Subscriber acquisition costs	80	105	325	362
Sales and marketing	330	293	1,056	957
Engineering, design and development	68	67	265	263
General and administrative	137	154	514	511
Depreciation and amortization	135	125	533	506
Impairment, restructuring and acquisition costs	7	980	20	1,004
Total operating expenses	1,806	2,692	6,681	7,182
Income from operations	476	(503)	2,015	858
Other (expense) income:
Interest expense	(101)	(97)	(415)	(394)
Loss on extinguishment of debt	—	—	(83)	(40)
Other (expense) income	—	(4)	9	6
Total other (expense) income	(101)	(101)	(489)	(428)
Income (loss) before income taxes	375	(604)	1,526	430
Income tax expense	(57)	(73)	(212)	(299)
Net income (loss)	$318	$(677)	$1,314	$131
Foreign currency translation adjustment, net of tax	(2)	15	—	7
Total comprehensive income (loss)	$316	$(662)	$1,314	$138
Net income per common share:
Basic	$0.08	$(0.16)	$0.32	$0.03
Diluted	$0.08	$(0.16)	$0.32	$0.03
Weighted average common shares outstanding:
Basic	3,991	4,220	4,062	4,330
Diluted	4,061	4,220	4,143	4,429
Dividends declared per common share	$0.0219615	$0.014641	$0.0658845	$0.054571

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in millions, except per share data)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$191	$71
Receivables, net	722	672
Related party current assets	21	20
Prepaid expenses and other current assets	246	204
Total current assets	1,180	967
Property and equipment, net	1,450	1,629
Intangible assets, net	3,186	3,340
Goodwill	3,151	3,122
Related party long-term assets	526	531
Deferred tax assets	200	111
Operating lease right-of-use assets	358	427
Other long-term assets	223	206
Total assets	$10,274	$10,333
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,299	$1,223
Accrued interest	173	174
Current portion of deferred revenue	1,454	1,721
Current maturities of debt	—	1
Operating lease current liabilities	49	48
Related party current liabilities	5	—
Total current liabilities	2,980	3,167
Long-term deferred revenue	97	118
Long-term debt	8,832	8,499
Deferred tax liabilities	478	266
Operating lease liabilities	362	419
Other long-term liabilities	150	149
Total liabilities	12,899	12,618
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 3,968 and 4,176 shares issued; 3,967 and 4,173 shares outstanding at December 31, 2021 and December 31, 2020, respectively	4	4
Accumulated other comprehensive income, net of tax	15	15
Additional paid-in capital	—	—
Treasury stock, at cost; 1 and 3 shares of common stock at December 31, 2021 and December 31, 2020, respectively	(8)	(19)
Accumulated deficit	(2,636)	(2,285)
Total stockholders’ equity (deficit)	(2,625)	(2,285)
Total liabilities and stockholders’ equity (deficit)	$10,274	$10,333

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended December 31,
(in millions)	2021	2020
Cash flows from operating activities:
Net income	$1,314	$131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	533	506
Non cash impairment and restructuring costs	24	1,000
Non-cash interest expense, net of amortization of premium	21	20
Change in fair value of contingent consideration	(17)	—
Provision for doubtful accounts	53	60
Amortization of deferred income related to equity method investment	—	(3)
Loss on extinguishment of debt	83	40
Loss on unconsolidated entity investments, net	18	16
Dividend received from unconsolidated entity investment	2	2
Gain on other investments	(5)	(3)
Share-based payment expense	202	223
Deferred income tax expense	131	238
Amortization of right-of-use assets	50	56
Changes in operating assets and liabilities:
Receivables	(108)	(36)
Related party, net	7	—
Prepaid expenses and other current assets	(47)	12
Other long-term assets	(8)	(61)
Accounts payable and accrued expenses	104	42
Accrued interest	(1)	13
Deferred revenue	(287)	(223)
Operating lease liabilities	(55)	(53)
Other long-term liabilities	(16)	38
Net cash provided by operating activities	1,998	2,018
Cash flows from investing activities:
Additions to property and equipment	(388)	(350)
Proceeds from insurance recoveries	225	—
Purchases of other investments	(4)	(8)
Acquisition of business, net of cash acquired	(14)	(300)
Investments in related parties and other equity investees	(21)	(94)
Repayment from related party	2	11
Net cash used in investing activities	(200)	(741)
Cash flows from financing activities:
Proceeds from exercise of stock options	10	—
Taxes paid from net share settlements for stock-based compensation	(103)	(114)
Revolving credit facility, net	(653)	649
Proceeds from long-term borrowings, net of costs	4,442	1,481
Principal payments of long-term borrowings	(3,503)	(1,507)
Payment of premiums on redemption of debt	(62)	(31)
Payment of contingent consideration for business acquisition	(22)	—
Common stock repurchased and retired	(1,523)	(1,555)
Dividends paid	(268)	(237)
Net cash used in financing activities	(1,682)	(1,314)
Net increase (decrease) in cash, cash equivalents and restricted cash	116	(37)
Cash, cash equivalents and restricted cash at beginning of period (1)	83	120
Cash, cash equivalents and restricted cash at end of period (1)	$199	$83

(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	December 31, 2021	December 31, 2020	December 31, 2019
Cash and cash equivalents	$191	$71	$106
Restricted cash included in Other long-term assets	8	12	14
Total cash, cash equivalents and restricted cash at end of period	$199	$83	$120

Unaudited Results
Set forth below are our results of operations for the three and twelve months ended December 31, 2021 compared with the three and twelve months ended December 31, 2020. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis. Our results also exclude certain purchase price accounting adjustments related to other revenue and revenue share and royalties.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		2021 vs 2020 Change
					Three Months		Twelve Months
	2021	2020	2021	2020	Amount	%	Amount	%
Revenue				Pro Forma
Sirius XM:
Subscriber revenue	$1,563	$1,485	$6,084	$5,857	$78	5%	$227	4%
Advertising revenue	53	49	188	157	4	8%	31	20%
Equipment revenue	53	60	201	173	(7)	(12)%	28	16%
Other revenue (1)	38	40	151	161	(2)	(5)%	(10)	(6)%
Total Sirius XM revenue	1,707	1,634	6,624	6,348	73	4%	276	4%
Pandora:
Subscriber revenue	133	130	530	515	3	2%	15	3%
Advertising revenue	442	425	1,542	1,183	17	4%	359	30%
Total Pandora revenue	575	555	2,072	1,698	20	4%	374	22%
Total consolidated revenue	2,282	2,189	8,696	8,046	93	4%	650	8%
Cost of services
Sirius XM:
Revenue share and royalties	388	384	1,532	1,484	4	1%	48	3%
Programming and content	130	112	480	420	18	16%	60	14%
Customer service and billing	106	101	409	388	5	5%	21	5%
Transmission	50	32	155	119	18	56%	36	30%
Cost of equipment	5	6	18	19	(1)	(17)%	(1)	(5)%
Total Sirius XM cost of services	679	635	2,594	2,430	44	7%	164	7%
Pandora:
Revenue share and royalties (2) (3)	310	278	1,140	959	32	12%	181	19%
Programming and content	14	10	46	30	4	40%	16	53%
Customer service and billing	22	19	86	87	3	16%	(1)	(1)%
Transmission	12	14	57	51	(2)	(14)%	6	12%
Total Pandora cost of services	358	321	1,329	1,127	37	12%	202	18%
Total consolidated cost of services	1,037	956	3,923	3,557	81	8%	366	10%
Subscriber acquisition costs	80	105	325	362	(25)	(24)%	(37)	(10)%
Sales and marketing	315	275	998	889	40	15%	109	12%
Engineering, design and development	57	55	229	220	2	4%	9	4%
General and administrative	121	138	451	443	(17)	(12)%	8	2%
Depreciation and amortization	135	125	533	506	10	8%	27	5%
Impairment, restructuring and acquisition costs	7	980	20	1,004	(973)	(99)%	(984)	(98)%
Legal settlements and reserves	—	—	—	(16)	—	nm	16	nm
Share-based payment expense (4)	54	58	202	223	(4)	(7)%	(21)	(9)%
Total operating expenses	1,806	2,692	6,681	7,188	(886)	(33)%	(507)	(7)%
Income (loss) from operations	476	(503)	2,015	858	979	(195)%	1,157	135%
Other (expense) income:
Interest expense	(101)	(97)	(415)	(394)	(4)	(4)%	(21)	(5)%
Loss on extinguishment of debt	—	—	(83)	(40)	—	nm	(43)	(108)%
Other (expense) income	—	(4)	9	6	4	(100)%	3	50%
Total other (expense) income	(101)	(101)	(489)	(428)	—	—%	(61)	(14)%
Income (loss) before income taxes	375	(604)	1,526	430	979	(162)%	1,096	255%
Income tax expense	(57)	(73)	(212)	(299)	16	(22)%	87	29%
Net income (loss)	$318	$(677)	$1,314	$131	$995	(147)%	$1,183	903%

Adjusted EBITDA	$672	$660	$2,770	$2,575	$12	2%	$195	8%

Gross Profit - Sirius XM	$1,028	$999	$4,030	$3,918	$29	3%	$112	3%
Gross Margin % - Sirius XM	60%	61%	61%	62%	(1)%	(2)%	(1)%	(2)%
Gross Profit - Pandora	$217	$234	$743	$571	$(17)	(7)%	$172	30%
Gross Margin % - Pandora	38%	42%	36%	34%	(4)%	(10)%	2%	6%
nm - not meaningful

(1)    For the year ended December 31, 2020, this adjustment eliminates the impact of additional revenue of $6 associated with certain programming agreements recorded as part of the merger of Sirius and XM (the "XM Merger").
(2)    For the year ended December 31, 2020, this adjustment includes the impact of additional expense of $6 associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.
(3)    For the year ended December 31, 2020, revenue share and royalties excludes a reversal of a pre-acquisition reserve of $16 for royalties.
(4)    Allocation of share-based payment expense:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2021	2020	2021	2020
Programming and content - Sirius XM	$8	$7	$31	$29
Customer service and billing - Sirius XM	2	2	6	6
Transmission - Sirius XM	1	1	4	4
Programming and content - Pandora	—	1	2	2
Transmission - Pandora	1	1	2	3
Sales and marketing	15	18	58	68
Engineering, design and development	11	12	36	43
General and administrative	16	16	63	68
Total share-based payment expense	$54	$58	$202	$223

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Annual Report on Form 10-K for the quarter ended December 31, 2021.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.
Set forth below are our subscriber balances as of December 31, 2021 compared to December 31, 2020:

	As of December 31,		2021 vs 2020 Change
(subscribers in thousands)	2021	2020	Amount	%
Sirius XM
Self-pay subscribers	32,039	30,887	1,152	4%
Paid promotional subscribers	1,994	3,827	(1,833)	(48)%
Ending subscribers	34,033	34,714	(681)	(2)%
Traffic users	8,568	9,301	(733)	(8)%
Sirius XM Canada subscribers	2,517	2,622	(105)	(4)%

Pandora
Monthly active users - all services	52,275	58,882	(6,607)	(11)%
Self-pay subscribers	6,324	6,279	45	1%
Paid promotional subscribers	69	62	7	11%
Ending subscribers	6,393	6,341	52	1%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and twelve months ended December 31, 2021 and 2020:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		2021 vs 2020 Change
					Three Months		Twelve Months
(subscribers in thousands)	2021	2020	2021	2020	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	55	407	1,152	909	(352)	(86)%	243	27%
Paid promotional subscribers	(286)	(128)	(1,833)	(1,104)	(158)	123%	(729)	(66)%
Net additions	(231)	279	(681)	(195)	(510)	(183)%	(486)	(249)%
Weighted average number of subscribers	34,078	34,651	34,345	34,523	(573)	(2)%	(178)	(1)%
Average self-pay monthly churn	1.7%	1.6%	1.6%	1.7%	0.1%	6%	(0.1)%	(6)%
ARPU (1)	$15.34	$14.33	$14.76	$14.10	$1.01	7%	$0.66	5%
SAC, per installation	$11.02	$14.61	$12.58	$18.65	$(3.59)	(25)%	$(6.07)	(33)%

Pandora
Self-pay subscribers	(128)	(65)	45	114	(63)	97%	(69)	(61)%
Paid promotional subscribers	(2)	2	7	13	(4)	200%	(6)	(46)%
Net additions	(130)	(63)	52	127	(67)	106%	(75)	(59)%
Weighted average number of subscribers	6,491	6,418	6,487	6,315	73	1%	172	3%
ARPU	$6.70	$6.67	$6.69	$6.76	$0.03	—%	$(0.07)	(1)%
Ad supported listener hours (in billions)	2.77	2.96	11.55	12.50	(0.19)	(6)%	(0.95)	(8)%
Advertising revenue per thousand listener hours (RPM)	$117.36	$112.71	$102.74	$79.24	$4.65	4%	$23.50	30%
Licensing costs per thousand listener hours (LPM)	$54.03	$46.67	$48.63	$40.14	$7.36	16%	$8.49	21%
Licensing costs per paid subscriber (LPU)	$4.38	$4.21	$4.23	$4.14	$0.17	4%	$0.09	2%

Total Company
Adjusted EBITDA	$672	$660	$2,770	$2,575	$12	2%	$195	8%
Free cash flow	$482	$448	$1,831	$1,660	$34	8%	$171	10%
-
(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $49 and $44 for the three months ended December 30, 2021 and 2020, respectively, and $190 and $174 for the twelve months ended December 31, 2021 and 2020, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2021	2020	2021	2020
Net income:	$318	$(677)	$1,314	$131
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	—	—	(16)
Impairment, restructuring and acquisition costs	7	980	20	1,004
Share-based payment expense	54	58	202	223
Depreciation and amortization	135	125	533	506
Interest expense	101	97	415	394
Loss on extinguishment of debt	—	—	83	40
Other expense (income)	—	4	(9)	(6)
Income tax expense	57	73	212	299
Purchase price accounting adjustments:
Revenues	—	—	—	6
Operating expenses	—	—	—	(6)
Adjusted EBITDA	$672	$660	$2,770	$2,575

Reconciliation of Free Cash Flow:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2021	2020	2021	2020
Cash Flow information
Net cash provided by operating activities	$627	$568	$1,998	$2,018
Net cash used in investing activities	$(150)	$(397)	$(200)	$(741)
Net cash used in financing activities	$(450)	$(132)	$(1,682)	$(1,314)
Free Cash Flow
Net cash provided by operating activities	$627	$568	$1,998	$2,018
Additions to property and equipment	(144)	(120)	(388)	(350)
Purchases of other investments	(1)	—	(4)	(8)
Satellite insurance recoveries	—	—	225	—
Free cash flow	$482	$448	$1,831	$1,660

Reconciliation of SAC, per installation:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(costs in millions and installs in thousands)	2021	2020	2021	2020
Subscriber acquisition costs, excluding connected vehicle services	$80	$105	$325	$362
Less: margin from sales of radios and accessories, excluding connected vehicle services	(48)	(54)	(183)	(154)
	$32	$51	$142	$208
Installations	2,937	3,476	11,174	11,091
SAC, per installation (a)	$11.02	$14.61	$12.58	$18.65
(a)    Amounts may not recalculate due to rounding.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in North America, and the premier programmer and platform for subscription and digital advertising-supported audio products. SiriusXM’s platforms collectively reach approximately 150 million listeners, the largest digital audio audience across paid and free tiers in North America, and deliver music, sports, talk, news, comedy, entertainment and podcasts. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM's subsidiaries Stitcher, Simplecast and AdsWizz make it a leader in podcast hosting, production, distribution, analytics and monetization. The Company’s advertising sales organization, which operates as SXM Media, leverages its scale, cross-platform sales organization and ad tech capabilities to deliver results for audio creators and advertisers. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: we face substantial competition and that competition is likely to increase over time; our business depends in large part on the auto industry; vehicle production and sales are dependent on may factors, including the availability of consumer credit, general economic conditions, consumer confidence, fuel costs and component supply shortages; our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, which may not be successful, and may adversely affect our business; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; we may not realize the benefits of acquisitions and other strategic investments and initiatives; a substantial number of our Sirius XM subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service as our marketing efforts reach more price-sensitive consumers is uncertain; the impact of COVID-19, including its variant strains, on our business; failure of our satellite would significantly damage our business; our Sirius XM service may experience harmful interference from wireless operations; our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products, particularly in mobile advertising, our results of operations will be adversely affected; changes in mobile operating systems and browsers may hinder our ability to sell advertising and market our services; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; our use of pre-1972 sound recordings on our Pandora service could result in additional costs; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; and our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock; if we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands; we face supply chain risks as a result of the global semiconductor supply shortage. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2020, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Media contact:
Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com